Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Elects New Director

FOR IMMEDIATE RELEASE

Cincinnati, OH—November 9, 2009,—The Board of Directors of Frisch’s Restaurants, Inc. (NYSE Amex: FRS), announced today that it elected the Company’s longtime CFO, Donald H. Walker, 63, as a director of the Company to take the board seat vacated by the death of Blanche F. Maier, the daughter of the Company’s founder, David Frisch. Mrs. Maier passed away on September 1, 2009.

Mr. Walker has worked for Frisch’s since 1977, and has served in his current position of Vice President-Finance and Chief Financial Officer since 1996. Prior to joining Frisch’s, Mr. Walker worked for the accounting firm of Grant Thornton.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.

In addition, the Company operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.